Exhibit 99.1

Nara Bancorp Reports First Quarter Financial Results

Quarterly Highlights:

  Core Deposits Increased $274 Million
  Allowance for Loan Losses Increased to 2.42% of Total Loans
  Senior Management Team Strengthened

LOS ANGELES--(BUSINESS WIRE)--April 20, 2009--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”) reported a net loss of $3.2 million, or ($0.16) per diluted share, for first quarter 2009, compared to net income of $5.8 million, or $0.22 per diluted share, for first quarter 2008, and net loss of $9.9 million, or ($0.39) per diluted share, for fourth quarter 2008.

Min Kim, President and Chief Executive Officer, said, “As expected, we continued to see elevated levels of charge-offs and provision for loan losses, as the recessionary conditions are having a negative impact on both commercial business and commercial real estate borrowers. We are aggressively managing our problem assets and have allocated increased resources to our credit administration department to help bring about satisfactory resolutions more quickly. Despite the credit losses we have incurred, we continue to have strong capital levels and a substantial allowance for loan losses, which position us well to absorb any inherent losses without impairing the fundamental health and soundness of the bank.

“Very positively, we increased our core deposits by $274 million during the first quarter, partially due to successful marketing programs targeting non-Korean-American customers. As a result, our loan-to-deposit ratio declined significantly to under 100 percent at first quarter end. Not only are we very pleased with the substantial progress we have made to improve our liquidity, the growth in deposits provides the Company with much greater financial flexibility going forward.

“While the current environment remains challenging, we are committed to investing in the business to enhance our position as a leader in the Korean-American banking industry. With the additions of Bonnie Lee as Chief Operating Officer and Mark Lee as Chief Credit Officer, we have substantially strengthened the depth and quality of our management team, ” said Ms. Kim.

Financial Highlights

	2009 First Quarter	2008 First Quarter	2008 Fourth Quarter
	(Dollars in thousands)
Net Income (Loss)	$(3,180)	$5,773	$(9,853)
Diluted Earnings (Loss) Per Share	$(0.16)	$0.22	$(0.39)
Net interest income	$20,421	$24,610	$22,702
Net interest margin	3.19%	4.15%	3.71%
Non-interest income	$4,383	$4,599	$2,058
Non-interest expense	$15,248	$14,431	$13,747
Net Loans receivable	$2,037,724	$2,050,735	$2,055,024
Deposits	$2,098,312	$1,854,349	$1,938,603
Non-performing loans	$41,337	$19,080	$37,580
ALLL to total loans	2.42%	1.11%	2.07%
ALLL to non-performing loans	122%	121%	116%
Provision for loan losses	$15,670	$4,993	$28,000
Efficiency ratio	61.47%	49.41%	55.52%

Operating Results for First Quarter 2009

Net Interest Income and Net Interest Margin. First quarter 2009 net interest income before provision for loan losses was $20.4 million, a decrease of 17% from first quarter 2008. The decline in net interest income was due to the decline in net interest margin and a shift in asset allocation from loans to investment securities and liquid assets. The change in asset mix was part of a plan to improve liquidity and strengthen the balance sheet. First quarter 2009 net interest margin (net interest income divided by average interest-earning assets) decreased 96 basis points to 3.19% from 4.15% in the first quarter of 2008, due to the fed fund rate cuts by the Federal Reserve of 200 basis points during the twelve months ended March 31, 2009.

The weighted average yield on the loan portfolio for first quarter 2009 decreased 184 basis points to 6.01% from 7.85% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates continued to decline due to further reductions in interest rates by the Federal Reserve throughout 2008. The prime rate decreased 200 basis points, consistent with the fed funds rate cuts. This was partially mitigated by the 49% of fixed rate loans in the portfolio at March 31, 2009. At March 31, 2008, fixed rate loans were 55% of the loan portfolio. The weighted average yield on the variable rate and fixed rate portfolios (excluding loan discount accretion) at March 31, 2009 was 4.52% and 7.63%, respectively, compared to 6.63% and 7.69% at March 31, 2008.

The weighted average yield on securities available for sale for first quarter 2009 decreased 94 basis points to 4.08% from 5.02% for the same period last year. The decrease was primarily due to variable rate agency CMO investment securities repricing downward as one month LIBOR rates declined. The variable rate agency CMO portfolio was $96.4 million at March 31, 2009, compared to $78.9 million at March 31, 2008.

The weighted average cost of deposits for first quarter 2009 decreased 101 basis points to 2.42% from 3.43% for the same period last year. The cost of time deposits decreased 175 basis points to 2.81% from 4.56%. Due to the lag in repricing deposits, the year over year decline in loan yield exceeded the year over year decline in the cost of deposits by 83 basis points during first quarter 2009.

The weighted average cost of FHLB advances for first quarter 2009 decreased 26 basis points to 3.51% from 3.77% for first quarter 2008, reflecting the decline in market interest rates for short-term advances.

Following are the weighted average data at March 31, 2009 and 2008:

	March 31,
	2009	2008
Weighted average loan portfolio yield (excluding discounts)	6.06%	7.21%
Weighted average securities available-for-sale portfolio yield	4.25%	4.89%
Weighted average cost of deposits	2.42%	3.09%
Weighted average cost of total interest-bearing deposits	2.83%	3.82%
Weighted average cost of FHLB advances	3.70%	3.62%

Sequentially, first quarter 2009 net interest income before provision for loan losses decreased $2.3 million, or 10%, from fourth quarter 2008. The decrease was attributable to a decline in net interest margin resulting from the repricing of quarterly adjusting variable rate loans, after the 175 basis points in rate cuts by the Federal Reserve during the fourth quarter of 2008. The net interest margin decreased 52 basis points to 3.19% for first quarter 2009 from 3.71% for fourth quarter 2008. In addition, the build up of short-term liquidity, supported by the growth in core deposits affected both the net interest margin as well as net interest income.

Non-accrual loan interest income recognized or (reversed) was ($394) thousand, $159 thousand, and ($283) thousand for first quarter 2009, first quarter 2008, and fourth quarter 2008, respectively. Excluding this effect, the net interest margin for first quarter 2009, first quarter 2008, and fourth quarter 2008 was 3.26%, 4.12% and 3.75%, respectively.

Prepayment penalty income for first quarter 2009, first quarter 2008 and fourth quarter 2008 was $147 thousand, $221 thousand and $433 thousand, respectively. Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for first quarter 2009, first quarter 2008 and fourth quarter 2008 was 3.23%, 4.09% and 3.68%, respectively.

Non-interest Income. First quarter 2009 non-interest income was $4.4 million, a decrease of $216 thousand, or 5% compared to first quarter 2008. The decrease is due to a decline in net gains on sales of SBA and other loans and losses on sales of OREO, offset by an increase in net gains on sales of securities available-for-sale.

Net gains on sales of SBA and other loans were $450 thousand for first quarter 2009, a decrease of 44% from $800 thousand for first quarter 2008. Included in the results for first quarter 2009 was a net gain of $387 thousand recognized from the sale of a non-SBA problem loan that had been written down during fourth quarter 2008 and $63 thousand due to loan discounts recognized on loans that were paid off. During first quarter 2008, the Company had net gains of $715 thousand on the sales of SBA loans, and net gains of $85 thousand from the sale of other loans.

There were no sales of SBA loans during first quarter 2009 compared to $24.4 million during first quarter 2008.

Net gains on sales of securities available-for-sale were $785 thousand for first quarter 2009, an increase of 68% from $467 thousand for first quarter 2008. During first quarter 2009, a total of $43 million in available-for-sale MBS securities were sold, compared to $54 million during first quarter 2008. The securities sold during the quarter had faster prepayment characteristics, and the proceeds were reinvested into securities with slower prepayment characteristics.

Sequentially, non-interest income increased 113% from fourth quarter 2008. The increase was primarily due to the net gains recognized from the sale of a non-SBA problem loan and securities available-for-sale as discussed above, as well as a decrease in the loss recognized from the mark-to-market valuation adjustment on interest rate swaps. Net losses recognized from the mark-to-market valuation adjustment and amortization on interest rate swaps was $117 thousand during first quarter 2009, compared to $800 thousand during fourth quarter 2008.

Non-interest Expense. First quarter 2009 non-interest expense was $15.2 million, an increase of 6% from $14.4 million for the same period last year. Salaries and employee benefits expense decreased by 16% over the same quarter of the prior year, primarily due to decreases in bonus expense and in the number of full-time equivalent employees to 367 at March 31, 2009 from 409 at March 31, 2008.

Occupancy expense increased by 12% due to higher depreciation and amortization costs for the new branches opened in 2008. Professional fees increased by 27% over the same quarter of the prior year, primarily due to higher legal fees.

Other non-interest expense increased 81% to $3.6 million for first quarter 2009, compared to $2.0 million for the same period last year. The increase is primarily due to a 143% increase in FDIC insurance premiums to $750 thousand for first quarter 2009, and credit related expenses of $1.5 million, which included expenses related to OREO.

Sequentially, non-interest expense for first quarter 2009 increased by 11% from $13.7 million in fourth quarter 2008, due to increased credit related expenses, including an allowance for doubtful SBA receivables, and legal fees, offset by lower compensation costs.

Income Taxes. The effective income tax benefit was 48% for first quarter 2009 compared to the effective income tax rate of 41% for first quarter 2008 and tax benefit of 42% for fourth quarter 2008. The higher tax benefit of 48% for the first quarter 2009 was due to higher tax credits in that period.

Balance Sheet Summary

At March 31, 2009, total assets were $2.83 billion, an increase of 23% (annualized) from $2.67 billion at December 31, 2008, and an increase of 11% from $2.55 billion at March 31, 2008. The increases in liquid assets and investments accounted for the asset increases.

Gross loans receivable were $2.09 billion at March 31, 2009, a slight decrease from $2.10 billion at December 31, 2008. Loan growth was impacted by management’s strategy to reduce the loan to deposit ratio as well as to stricter loan underwriting criteria. New loan production was $62.8 million during first quarter 2009, compared to $81.3 million during fourth quarter 2008 and $176.4 million during the first quarter 2008. Loan pay-offs, paydowns, amortization and other changes totaled $73.1 million during first quarter 2009, compared to $80.2 million during fourth quarter 2008 and $84.0 million during first quarter 2008.

SBA loan originations were $570 thousand during first quarter 2009 compared to $8.0 million during fourth quarter 2008 and $21.4 million during first quarter 2008. There were no sales of SBA loans during first quarter 2009 and fourth quarter 2008, compared to $24.4 million of SBA loan sales during first quarter 2008.

Total deposits were $2.10 billion at March 31, 2009, an increase of 33.0% (annualized) from $1.94 billion at December 31, 2008 and a 13% increase from $1.85 billion at March 31, 2008. During first quarter 2009, core deposits increased $274 million, which was offset by a $78 million decrease in brokered deposits and a $36 million decrease in retail jumbo CDs. The growth in core deposits was the result of successful marketing to non-Korean customers.

FHLB advances were $350.0 million at both March 31, 2009 and December 31, 2008 and $393.0 million at March 31, 2008. Advances are primarily long-term advances with an expected average remaining term to maturity of 3.2 years.

Provision and Allowance for Loan Losses

The Company recorded a provision for loan losses of $15.7 million in first quarter 2009, compared to $5.0 million for the same period of the prior year and $28.0 million in fourth quarter 2008. Although net charge-offs for first quarter 2009 declined to $8.6 million from $12.5 million for fourth quarter 2008, an increase in impaired loans, additional loan downgrades and higher loss migration factors resulted in an increase in the allowance for loan losses.

Total watch list loans, defined as special mention and classified assets, increased to $174.1 million at March 31, 2009, from $136.7 million at December 31, 2008. Special mention loans decreased to $68.4 million at March 31, 2009, from $71.2 million at December 31, 2008. Substandard loans increased to $98.4 million at March 31, 2009, from $55.6 million at December 31, 2008.

Non-performing loans at March 31, 2009 were $41.3 million, or 1.98% of total loans, compared to $37.6 million, or 1.79% of total loans at December 31, 2008. Inflows to non-performing loans during first quarter 2009 included eight loans totaling approximately $8.0 million.

Non-performing assets at March 31, 2009 were $77.3 million, or 2.74% of total assets, compared to $43.8 million, or 1.64% of total assets at December 31, 2008. The increase was due to higher levels of accruing troubled debt restructurings and other real estate owned.

Net loan charge-offs during first quarter 2009 were $8.6 million, or 1.63% of average loans on an annualized basis, compared to $12.4 million, or 2.37% of average loans on an annualized basis, during fourth quarter 2008. First quarter 2009 charge-offs included partial charge-offs, aggregating $4.1 million, on three loans.

The remaining $4.5 million of charge-offs in first quarter 2009 primarily consisted of loans to retail businesses and consumer auto loans, averaging approximately $64 thousand per loan.

The allowance for loan losses at March 31, 2009 was $50.5 million, or 2.42% of gross loans receivable, compared to $43.4 million, or 2.07% of gross loan receivable at December 31, 2008. The allowance for loan losses to non-performing loans was 122% and 116% at March 31, 2009 and December 31, 2008, respectively. The allowance for loan losses reflects an increase in specific allowances for impaired loans, as well as general allowances, based on quantitative and qualitative factors.

Impaired loans at March 31, 2009 were $82.9 million, compared to $50.3 million at December 31, 2008. The increase during the quarter included 4 loans aggregating $21.3 million. Specific reserves for impaired loans were $20.9 million, or 25.2% of the aggregate gross loan amount at March 31, 2009. Excluding specific allowances for impaired loans, the allowance coverage on non-impaired loans was 1.49%, compared to 1.41% at December 31, 2008.

Capital

At March 31, 2009, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.” The Leverage Ratio was 11.94% at March 31, 2009 compared to 12.61% at December 31, 2008 and 10.56% at March 31, 2008. The Tier 1 Risk-based Ratio was 14.03% at March 31, 2009, compared to 14.32% at December 31, 2008 and 11.56% at March 31, 2008. The Total Risk-based Ratio was 15.30% at March 31, 2009, compared to 15.58% at December 31, 2008 and 12.59% at March 31, 2008.

At March 31, 2009, tangible common equity was 7.74% of tangible assets, slightly lower compared to December 31, 2008 due to a 6% increase in assets. Despite the net loss for the quarter, tangible common equity remained at a high level due to the $3.2 million increase in the fair value of securities available-for-sale, net of tax, which is part of Other Comprehensive Income in stockholders’ equity.

Outlook

Commenting on the outlook for the remainder of 2009, Ms. Kim said, “Although we expect that credit costs will remain elevated in the near-term, we believe we have positioned the Bank to generate improvements in pre-provision earnings going forward. With the improved financial flexibility in our balance sheet, we intend to increase our loan production and fund this growth with core deposits. For the full year, we are targeting 5% loan growth. During the second half of the year, we also expect an increase in our net interest margin, as deposits reprice lower and we see improvements in loan pricing.

“As mentioned before, we strengthened our senior management team with two highly regarded veterans of the banking industry. We believe these investments in top quality executives, as well as our commitment to providing top quality service to our customers, will position Nara Bancorp for sustained growth and profitability as economic conditions improve,” said Ms. Kim.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s first quarter 2009 financial results will be held tomorrow, April 21, 2009 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 800-762-8779 (domestic) or 480-248-5081 (international). There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-406-7325 (domestic) or 303-590-3030 (international) through April 28, 2009; the passcode is 4055954.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 4 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)
Nara Bancorp, Inc.

Assets	3/31/2009	12/31/2008	% change	3/31/2008	% change

Cash and due from banks	$44,705	$30,057	49%	$41,353	8%
Federal funds sold	150,000	19,000	689%	21,000	614%
Securities available for sale, at fair value	430,219	406,586	6%	273,779	57%
Federal Home Loan Bank and Federal Reserve Bank stock	22,255	22,255	0%	26,419	-16%
Loans held for sale, at the lower of cost or market	10,965	9,821	12%	7,571	45%
Loans receivable	2,088,228	2,098,443	0%	2,073,851	1%
Allowance for loan losses	(50,504)	(43,419)	16%	(23,116)	118%
Net loans receivable	2,037,724	2,055,024	-1%	2,050,735	-1%
Accrued interest receivable	8,276	8,168	1%	9,014	-8%
Premises and equipment, net	11,749	11,987	-2%	11,293	4%
Bank owned life insurance	23,402	23,349	0%	23,096	1%
Goodwill	2,509	2,509	0%	2,509	0%
Other intangible assets, net	1,474	1,627	-9%	2,132	-31%
Other assets	82,259	81,671	1%	77,212	7%
Total assets	$2,825,537	$2,672,054	6%	$2,546,113	11%

Liabilities

Deposits	$2,098,312	$1,938,603	8%	$1,854,349	13%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	393,000	-11%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Accrued interest payable	9,273	8,549	8%	10,182	-9%
Other liabilities	38,999	45,681	-15%	21,920	78%
Total liabilities	2,535,852	2,382,101	6%	2,318,719	9%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 67,000, 67,000 and 0 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $1,000 per share at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	67,000	67,000	0%	-	100%
Preferred stock discount	(4,434)	(4,664)	-5%	-	100%
Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,256,960, 26,246,560, and 26,193,560 shares at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	26	26	0%	26	0%
Common stock warrant	4,766	4,766	0%	-	100%
Capital surplus	82,669	82,077	1%	80,567	3%
Retained earnings	137,643	141,890	-3%	147,544	-7%
Accumulated other comprehensive income (loss), net	2,015	(1,142)	-276%	(743)	-371%
Total stockholders' equity	289,685	289,953	0%	227,394	27%

Total liabilities and stockholders' equity	$2,825,537	$2,672,054	6%	$2,546,113	11%

Nara Bancorp, Inc.
Consolidated Statements of Income (Loss)
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,
	3/31/2009	3/31/2008	% change	12/31/2008	% change

Interest income:
Interest and fees on loans	$31,672	$40,364	-22%	$35,308	-10%
Interest on securities	4,320	3,668	18%	3,819	13%
Interest on federal funds sold and other investments	49	328	-85%	(36)	-236%
Total interest income	36,041	44,360	-19%	39,091	-8%

Interest expense:
Interest on deposits	11,825	15,206	-22%	12,347	-4%
Interest on other borrowings	3,795	4,544	-16%	4,042	-6%
Total interest expense	15,620	19,750	-21%	16,389	-5%

Net interest income before provision for loan losses	20,421	24,610	-17%	22,702	-10%
Provision for loan losses	15,670	4,993	214%	28,000	-44%
Net interest (expense) income after provision for loan losses	4,751	19,617	-76%	(5,298)	-190%

Non-interest income:
Service fees on deposit accounts	1,769	1,821	-3%	1,940	-9%
Net gains on sales of SBA and other loans	450	800	-44%	87	417%
Net gains on sales of securities available-for-sale	785	467	68%	-	0%
Net losses on sales of OREO	(130)	-	100%	(1,003)	100%
Other income and fees	1,509	1,511	0%	1,034	46%
Total non-interest income	4,383	4,599	-5%	2,058	113%

Non-interest expense:
Salaries and employee benefits	6,443	7,636	-16%	6,840	-6%
Occupancy	2,426	2,163	12%	2,469	-2%
Furniture and equipment	695	709	-2%	691	1%
Advertising and marketing	457	550	-17%	360	27%
Data processing and communications	901	830	9%	794	13%
Professional fees	678	532	27%	380	78%
Other	3,648	2,011	81%	2,213	65%
Total non-interest expense	15,248	14,431	6%	13,747	11%
Income (loss) before income taxes	(6,114)	9,785	-162%	(16,987)	-64%
Income tax provision (benefit)	(2,934)	4,012	-173%	(7,134)	-59%
Net income (loss)	$(3,180)	$5,773	-155%	$(9,853)	-68%
Dividends and discount accretion on preferred stock	$(1,068)	$-	100%	$(474)	100%
Net income (loss) available to common stockholders	$(4,248)	$5,773	-174%	$(10,327)	-59%

Earnings (Loss) Per Common Share:
Basic	$(0.16)	$0.22		$(0.39)
Diluted	$(0.16)	$0.22		$(0.39)

Average Shares Outstanding
Basic	26,250,258	26,193,672		26,213,085
Diluted	26,250,258	26,400,802		26,213,085

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)
	(Annualized) At or for the Three Months Ended,
Profitability measures:	3/31/2009	3/31/2008	12/31/2008
ROA	-0.47%	0.93%	-1.54%
ROE	-4.36%	10.15%	-15.06%
Net interest margin	3.19%	4.15%	3.71%
Efficiency ratio	61.47%	49.41%	55.52%

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2009			3/31/2008			12/31/2008

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,107,685	$31,672	6.01%	$2,055,535	$40,364	7.85%	$2,092,641	$35,308	6.75%
Securities available for sale	423,907	4,320	4.08%	292,283	3,668	5.02%	328,601	3,819	4.65%
FRB and FHLB stock and other investments	22,880	48	0.84%	22,940	316	5.51%	22,705	(46)	-0.81%
Federal funds sold	2,267	1	0.18%	1,506	12	3.19%	5,528	10	0.72%
Total interest earning assets	$2,556,739	$36,041	5.64%	$2,372,264	$44,360	7.48%	$2,449,475	$39,091	6.38%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$331,870	$2,265	2.73%	$246,120	$1,912	3.11%	$319,318	$2,413	3.02%
Savings	111,233	1,008	3.62%	136,596	1,308	3.83%	115,245	1,043	3.62%
Time deposits:
$100,000 or more	579,333	3,544	2.45%	606,746	7,515	4.95%	661,172	4,844	2.93%
Other	637,226	5,008	3.14%	443,570	4,471	4.03%	465,236	4,047	3.48%
Total time deposits	1,216,559	8,552	2.81%	1,050,316	11,986	4.56%	1,126,408	8,891	3.16%
Total interest bearing deposits	1,659,662	11,825	2.85%	1,433,032	15,206	4.24%	1,560,971	12,347	3.16%
FHLB advances	368,584	3,237	3.51%	401,148	3,783	3.77%	371,038	3,385	3.65%
Other borrowings	39,734	558	5.62%	37,618	761	8.09%	39,268	657	6.69%
Total interest bearing liabilities	2,067,980	$15,620	3.02%	1,871,798	$19,750	4.22%	1,971,277	$16,389	3.33%
Non-interest bearing demand deposits	291,324			338,043			240,142
Total funding liabilities / cost of funds	$2,359,304		2.65%	$2,209,841		3.57%	$2,211,419		2.96%
Net interest income / net interest spread		$20,421	2.62%		$24,610	3.26%		$22,702	3.05%
Net interest margin			3.19%			4.15%			3.71%
Net interest margin, excluding effect of non-accrual loan income(expense)			3.26%			4.12%			3.75%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			3.23%			4.09%			3.68%

Non-accrual loan income (reversed) recognized		$(394)			$159			$(283)
Prepayment fee income received		147			221			433
Net		$(247)			$380			$150

Cost of deposits:
Non-interest bearing demand deposits	$291,324	$-		$338,043	$-		$240,142	$-
Interest bearing deposits	1,659,662	11,825	2.85%	1,433,032	15,206	4.24%	1,560,971	12,347	3.16%
Total deposits	$1,950,986	$11,825	2.42%	$1,771,075	$15,206	3.43%	$1,801,113	$12,347	2.74%

	For the Three Months Ended
	3/31/2009	3/31/2008	% change	12/31/2008	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$2,107,685	$2,055,535	3%	$2,092,641	1%
Investments	449,054	316,729	42%	356,834	26%
Interest-earning assets	2,556,739	2,372,264	8%	2,449,475	4%
Total assets	2,697,622	2,479,042	9%	2,559,289	5%

Interest-bearing deposits	1,659,662	1,433,032	16%	1,560,971	6%
Interest-bearing liabilities	2,067,980	1,871,798	10%	1,971,277	5%
Non-interest-bearing demand deposits	291,324	338,043	-14%	240,142	21%
Stockholders' Equity	291,908	227,598	28%	261,635	12%
Net interest earning assets	488,759	500,466	-2%	478,198	2%

LOAN PORTFOLIO COMPOSITION:	3/31/2009	12/31/2008	% change	3/31/2008	% change

Commercial loans	$573,615	$598,556	-4%	$593,905	-3%
Real estate loans	1,491,480	1,472,872	1%	1,448,840	3%
Consumer and other loans	24,633	28,520	-14%	32,768	-25%
Loans outstanding	2,089,728	2,099,948	0%	2,075,513	1%
Unamortized deferred loan fees - net of costs	(1,500)	(1,505)	0%	(1,662)	-10%
Loans, net of deferred loan fees and costs	2,088,228	2,098,443	0%	2,073,851	1%
Allowance for loan losses	(50,504)	(43,419)	16%	(23,116)	118%
Loan receivable, net	$2,037,724	$2,055,024	-1%	$2,050,735	-1%

DEPOSIT COMPOSITION	3/31/2009	12/31/2008	% Change	3/31/2008	% Change
Non-interest-bearing demand deposits	$297,540	$303,656	-2%	$353,314	-16%
Money market and other	364,297	306,478	19%	234,425	55%
Saving deposits	113,614	113,186	0%	144,543	-21%
Time deposits of $100,000 or more	590,342	626,850	-6%	573,455	3%
Other time deposits	732,519	588,433	24%	548,612	34%
Total deposit balances	$2,098,312	$1,938,603	8%	$1,854,349	13%
DEPOSIT COMPOSITION (%)	3/31/2009	12/31/2008	3/31/2008
Non-interest-bearing demand deposits	14.2%	15.7%	19.1%
Money market and other	17.4%	15.8%	12.6%
Saving deposits	5.4%	5.8%	7.8%
Time deposits of $100,000 or more	28.1%	32.3%	30.9%
Other time deposits	34.9%	30.4%	29.6%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	3/31/2009	12/31/2008	3/31/2008
Total stockholders' equity	$289,685	$289,953	$227,394
Tier 1 risk-based capital ratio	14.03%	14.32%	11.56%
Total risk-based capital ratio	15.30%	15.58%	12.59%
Tier 1 leverage ratio	11.95%	12.61%	10.56%
Book value per share *	$8.47	$8.49	$8.68
Tangible equity per share *	$8.32	$8.33	$8.50
Tangible equity to tangible assets *	7.74%	8.20%	8.76%

* excludes TARP preferred stock and stock warrants of $67.3 million

	For the Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2009	12/31/2008	% Change	3/31/2008	% Change
Balance at Beginning of Period	$43,419	$27,806	56%	$20,035	117%
Provision for Loan Losses	15,670	28,000	-44%	4,993	214%
Recoveries	83	124	-33%	47	77%
Charge Offs	(8,668)	(12,511)	-31%	(1,959)	342%
Balance at End of Period	$50,504	$43,419	16%	$23,116	118%
Net charge-off/Average gross loans (annualized)	1.63%	2.37%		0.37%
NON-PERFORMING ASSETS	3/31/2009	12/31/2008	3/31/2008
Delinquent Loans 90 days or more on Non-Accrual Status	$41,330	$37,580	$18,653
Delinquent Loans 90 days or more on Accrual Status	7	-	427
Total Non-Performing Loans	41,337	37,580	19,080
Other real estate owned	4,822	2,969	-
Restructured Loans	31,131	3,256	1,135
Total Non-Performing Assets	$77,290	$43,805	$20,215
Non-Performing Assets/ Total Assets	2.74%	1.64%	0.79%
Non-Performing Loans/Gross Loans	1.98%	1.79%	0.92%
Allowance for loan losses/ Gross Loans	2.42%	2.07%	1.11%
Allowance for loan losses/ Non-Performing Loans	122%	116%	121%
	Three Months Ended,
PTPP COVERAGE	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008

Pre Tax - Pre Provision income	$9,556	$11,013	$14,773	$12,641	$14,778
Provision for loan losses	(15,670)	(28,000)	(6,180)	(9,652)	(4,993)
Income (loss) before income taxes	$(6,114)	$(16,987)	$8,593	$2,989	$9,785

	For the Three Months Ended
GROSS CHARGED OFF LOANS BY TYPE	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008

Real Estate Loans	$2,132	$2,613	$2,127	$2,443	$194
Commercial Loans	3,931	8,333	2,371	1,609	1,195
SBA Loans	1,313	1,421	1,696	757	419
Consumer Loans	1,292	144	102	118	151
Total Gross Charge-offs	$8,668	$12,511	$6,296	$4,927	$1,959

DELINQUENT LOANS BY TYPE*	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008

Real Estate Loans	$31,823	$28,409	$18,681	$19,247	$17,433
Commercial Loans	13,607	15,202	18,526	9,035	7,557
SBA Loans	4,469	5,828	5,625	4,050	2,759
Consumer Loans	548	1,776	947	648	994
Total Delinquent Loans	$50,447	$51,215	$43,779	$32,980	$28,743
* Delinquent over 30 days, including non-accrual loans

NON-ACCRUAL LOANS BY TYPE	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008

Real Estate Loans	$26,153	$21,759	$11,410	$15,451	$11,701
Commercial Loans	13,863	13,676	18,240	9,123	6,225
SBA Loans	1,013	703	645	344	432
Consumer Loans	301	1,442	206	304	295
Total Non-accrual Loans	$41,330	$37,580	$30,501	$25,222	$18,653

WATCH LIST LOANS	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Special Mention	$68,388	$71,169	$38,461	$12,835	$8,336
Substandard	98,412	55,622	44,580	41,991	30,521
Doubtful	7,288	9,883	7,306	3,246	2,161
Loss	8	-	-	11	2
Total Watch List Loans	$174,096	$136,674	$90,347	$58,083	$41,020

CONTACT:
Investors and Financial Media:
Financial Relations Board
Tony Rossi, 213-486-6545